UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEMUNG FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	16-123703-8
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Chemung Canal Plaza

P. O. Box 1522

Elmira, New York 14902

(607) 737-3711

(Address of Principal Executive Offices)

Chemung Financial Corporation 2014 Omnibus Plan

(with Component Plans)

(Full Title of the Plan)

Copies to:

Ronald M. Bentley	Clifford S. Weber, Esq.
President and Chief Executive Officer	Hinman, Howard & Kattell, LLP
Chemung Financial Corporation	106 Corporate Park Drive-Suite 317
One Chemung Canal Plaza	White Plains, New York 10604
P. O. Box 1522	(914) 694-4102
Elmira, New York 14902
(607) 737-3711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer o	Accelerated filer x	Non-accelerated filer o	Smaller reporting company o

(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common stock, par value $0.01 per share	450,000	$28.21	$12,694,500	$1,475.10

TOTAL	450,000	$28.21	$12,694,500	$1,475.10

(1)          This Registration Statement (the “Registration Statement”) registers the issuance of 450,000 shares of common stock of Chemung Financial Corporation (the “Registrant”), par value $0.01 (the “Common Stock”), which is the aggregate number of shares of Common Stock issuable pursuant to the component plans of the Chemung Financial Corporation 2014 Omnibus Plan (the “Omnibus Plan”) as follows: 150,000 shares of Common Stock, which are issuable pursuant to the Chemung Financial Corporation Restricted Stock Plan, 100,000 shares of Common Stock, which are issuable pursuant to the Chemung Financial Corporation Incentive Compensation Plan, and 200,000 shares of Common Stock, which are issuable pursuant to the Chemung Financial Corporation Directors’ Compensation Plan (collectively, and together with the Directors’ Deferred Fee Plan, described below, the “Component Plans”) together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Component Plans as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock pursuant to Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement also registers the issuance of an indeterminate number of shares of Common Stock pursuant to the deferred fee elections of individual directors participating in the Chemung Financial Corporation/Chemung Canal Trust Company Amended and Restated Directors’ Deferred Fee Plan (the “Directors Deferred Fee Plan”), further described in Item 4 of Part II of this Registration Statement. The Omnibus Plan and each Component Plan thereunder are included in Exhibit 4 to this Registration Statement.

(2)          Pursuant to Rule 416(c) of the Securities Act, this Registration Statement shall be deemed to cover an indeterminate number of additional shares to be offered or sold pursuant to the Component Plans described herein.

(3)          Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act pursuant to which 450,000 shares of Common Stock are deemed to be offered at $28.21.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

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Part I

Items 1 and 2. Plan Information and Registrant Information and Employee Plan Annual Information

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Component Plans as specified by Rule 428(b)(1) of the Securities Act.

Such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Chemung Financial Corporation, Ms. Kathy McKillip, One Chemung Canal Plaza, P.O. Box 1522, Elmira, NY 14902.

Part II

Item 3. Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (File No. 0-13888), filed with the Commission on March 14, 2014 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(c)          The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed on September 30, 1985 under Section 12 of the Exchange Act, which incorporates the description of the Registrant’s Common Stock contained in the registration statement on Form S-14 filed with the Commission on February 11, 1985.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents. Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

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Item 4. Description of Securities

The Directors’ Deferred Fee Plan allows non-employee directors of each of Chemung Financial Corporation and Chemung Canal Trust Company (the “Bank”) to elect to defer receipt of fees payable to the director for service as a member of the board of directors of each Chemung Financial Corporation and the Bank, pursuant to the Chemung Financial Corporation Directors’ Compensation Plan. At the election of a director, the deferred fees are converted into units and allocated to a unit value account, which appreciates or depreciates, as would an actual share of Common Stock. A director’s unit value account is credited with declared dividends pursuant to a formula described in the Directors’ Deferred Fee Plan. The units are not registered under Section 12 of the Exchange Act. The units are paid to the director in the form of Common Stock, which is not described in this Item 4 as the Common Stock is registered pursuant to Section 12 of the Exchange Act. The Common Stock payable under the Directors’ Deferred Fee Plan is paid to the director either at a specified age or time elected by the director, at the termination of the director’s service with the Registrant and/or the Bank, or upon the occurrence of a change in control as defined in the Directors’ Deferred Fee Plan. The right to receive shares of Common Stock under the Directors’ Deferred Fee Plan will not vest in the director until actual payment thereof is made by the Registrant. The number of shares of Common Stock payable to a director with a unit value account under the Plan represents at all times the general unfunded obligation of the Bank, and each director participating in the Deferred Fee Plan will be a general creditor of the Bank with respect to the value of his or her unit value account.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers

New York Business Corporation Law

As authorized by Section 722 of the New York Business Corporation Law, the Registrant may indemnify its directors and officers against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had not reasonable cause to believe his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless and only to the extent that, the court in which the action was brought, or if not action was brought, any court of competent jurisdiction, determines that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Certificate of Incorporation

Article 9 of the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers, to the fullest extent permitted by law, against all liabilities and expenses they reasonably incur in any action or proceeding to which they may become a party by virtue of being a director or officer of the Registrant or another company for which such persons served as a director or officer at the Registrant’s request.

Bylaws

Article XI of the Registrant’s Bylaws provides that the Registrant shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify each person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that such person, such person's testator or intestate, is or was a director or officer of the Registrant, or, while a director or officer, serves or served, at the request of the Registrant, any other Registrant, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses (including attorneys' fees, costs and charges) incurred in connection with such threatened or pending Proceeding, or any appeal thereof; provided, however, that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) he or she personally gained, in fact, a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior written consent to such settlement or other disposition.

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Article XI provides further that the Registrant shall, from time to time, advance or promptly reimburse upon request, to any director or officer seeking indemnification hereunder the funds necessary for payment of expenses (including attorneys' fees, costs and charges), reasonably incurred in connection with any threatened or pending proceeding and in advance of the final disposition thereof, upon receipt of a written undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification, or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled.

The right to indemnification and payment of expenses set forth in Article XI is in addition to and exclusive of any such rights arising under any statute, rule, regulation, certificate of incorporation, bylaw, resolution of directors or shareholders, insurance policy, contract or otherwise.

As authorized in Article XI, the Registrant has a policy of liability insurance covering its directors and officers, the effect of which is to reimburse the directors and officers of the Registrant against certain damages and expenses resulting from certain claims made against them caused by their negligent act, error or omission.

The foregoing is a summary and is qualified by reference to the Registrant’s Certificate of Incorporation and Bylaws included as Exhibits hereto.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. List of Exhibits.

See Exhibit Index

Item 9. Undertakings

The undersigned registrant hereby undertakes:

1.          To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

4.          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

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5.          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Elmira, New York, on this 21st day of January, 2015.

Chemung Financial Company

By:	/s/ Ronald M. Bentley
Ronald M. Bentley
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Chemung Financial Corporation (the “Company”) hereby severally constitute and appoint Ronald M. Bentley and Karl F. Krebs, as our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Ronald M. Bentley and Karl F. Krebs may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be issued upon the award of such Common Stock under each Component Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Ronald M. Bentley and Karl F. Krebs shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/Ronald M. Bentley
Ronald M. Bentley	President and Chief Executive Officer	January 21, 2015

/s/Karl F. Krebs
Karl F. Krebs	Chief Financial Officer and Treasurer	January 21, 2015

/s/ Thomas E. Funk
Thomas E. Funk	Vice President and Controller	January 21, 2015

/s/ David J. Dalrymple
David J. Dalrymple	Chairman of the Board	January 21, 2015

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/s/Larry H. Becker
Larry H. Becker	Director	January 21, 2015

/s/Bruce W. Boyea
Bruce W. Boyea	Director	January 21, 2015

/s/Robert H. Dalrymple
Robert H. Dalrymple	Director	January 21, 2015

/s/Clover M. Drinkwater
Clover M. Drinkwater	Director	January 21, 2015

/s/William D. Eggers
William D. Eggers	Director	January 21, 2015

/s/Stephen M. Lounsberry III
Stephen M. Lounsberry III	Director	January 21, 2015

/s/John F. Potter
John F. Potter	Director	January 21, 2015

/s/Eugene M. Sneeringer Jr
Eugene M. Sneeringer Jr	Director	January 21, 2015

/s/Robert L. Storch
Robert L. Storch	Director	January 21, 2015

/s/Richard W. Swan
Richard W. Swan	Director	January 21, 2015

/s/G. Thomas Tranter Jr
G. Thomas Tranter Jr	Director	January 21, 2015

/s/Thomas R. Tyrrell
Thomas R. Tyrrell	Director	January 21, 2015

Pursuant to the requirements of the Securities Act of 1933, the administrators have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elmira, State of New York, on January 21, 2015.

Chemung Financial Corporation 2014 Omnibus Plan

By:	/s/ Karl F. Krebs
Karl F. Krebs
Chief Financial Officer and Treasurer

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Exhibit Index

Exhibit Number	Description
3.1	Certificate of Incorporation of Chemung Financial Corporation dated December 20, 1984 (as incorporated by reference to Exhibit 3.1 to Registrant’s Form 10-K for the year ended December 31, 2007 filed with the Commission on March 13, 2008).
3.2	Certificate of Amendment to the Certificate of Incorporation of Chemung Financial Corporation, dated March 28, 1988, (as incorporated by reference to Exhibit 3.4 to Registrant’s Form 10-K for the year ended December 31, 2007 filed with the Commission on March 13, 2008).
3.3	Certificate of Amendment to the Certificate of Incorporation of Chemung Financial Corporation, dated May 13, 1998, (as incorporated by reference to Exhibit 3.4 to Registrant’s Form 10-K for the year ended December 31, 2005 and filed with the Commission on March 15, 2006.
3.4	Amended and Restated Bylaws of Chemung Financial Corporation, as amended to December 17, 2014(incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed with the Commission on December 19, 2014).
5.1	Opinion of Hinman, Howard & Kattell, LLP
5.2	Opinion of Hinman, Howard & Kattell, LLP
10.1	Chemung Financial Corporation 2014 Omnibus Plan (with Component Plans)
10.2	Chemung Financial Corporation Restricted Stock Plan
10.3	Chemung Financial Corporation Incentive Plan
10.4	Chemung Financial Corporation Directors’ Compensation Plan
10.5	Chemung Financial Corporation Directors’ Deferred Fee Plan
23.1	Consent of Hinman, Howard & Kattell, LLP (contained in the opinion included as Exhibit 5).
23.2	Consent of Crowe Horwath, LLP
24	Power of Attorney (contained in the signature page to this Registration Statement).

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